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                                                                   Exhibit 99(a)

                       ADVO ANNOUNCES EXECUTIVE PROMOTIONS

Windsor, CT -- October 26, 2001 -- ADVO, Inc. (NYSE: AD) strengthened its management team today with the announcement of two internal executive level promotions. Don McCombs, the Company's EVP and CFO, will be promoted to the newly established position of President of the ADVO Operations Group, and Julie Abraham, ADVO's SVP and Controller, will be promoted to Chief Financial Officer. In his new role, Mr. McCombs will oversee the fulfillment, operations, logistics, and financial functions related to ADVO's core shared mail business. Ms. Abraham, in addition to her current controllership and financial planning responsibilities, will assume the oversight of all of ADVO's corporate finance functions, including treasury, investor relations, and tax.

Mr. McCombs and Ms. Abraham bring to their new positions extensive senior level management experience, including significant ADVO experience of 15 and 17 years, respectively. Both promotions are effective immediately and Mr. McCombs and Ms. Abraham will report directly to Gary Mulloy, ADVO's Chairman and CEO.

Gary Mulloy, ADVO's Chairman and Chief Executive Officer said, "Both Don and Julie are proven leaders with strong track records of delivering results, and they have been instrumental in driving our Company's tremendous success over the last several years. These changes will provide our executive management team with important additional focus for both our fulfillment and finance areas, and strengthen and support our core and new business development growth efforts. As a Company we have concentrated on the continuing development of our own people as a critical component of achieving our business objectives, and we are pleased to promote both Don and Julie as proven performers."

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of over $1 billion. The Company's core ShopWise branded shared mail program is distributed nationally to approximately 60 million households weekly. Approximately 30 million additional households can be reached, on a shared mail basis, through ADVO's National Network Extension (A.N.N.E.). Additionally, the Company's consumer web site, ShopWise.com, provides targeted Internet access to consumers. ADVO's subsidiary, MailCoups, Inc., produces Super Coups, an advertising solution for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering approximately one out of every seven children featured. ADVO has 21 mail processing facilities and 60 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095. The Company can be visited at its Web site at www.advo.com.

This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, but are not limited to: changes in customer demand and pricing; the possibility of consolidation throughout the retail
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sector; the impact of economic and political conditions on retail advertising spending and our distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company will repurchase in the future under its buyback program; fluctuations in interest rates related to the outstanding debt and other general economic factors.


CONTACT:

Chris Hutter
Vice President, Investor Relations
ADVO
(860) 285-6330